Exhibit (a)(2)

Establishment and Designation of Classes

Establishment and Designation of Institutional Class Shares

and

Designation of Investor Class Shares

of Worthington Value Line Equity Advantage Fund, a series of

Value Line Funds Investment Trust

August 18, 2015

This Establishment and Designation of Shares, dated August 18, 2015, is made by each of the undersigned trustees (“Trustees”) of the Value Line Funds Investment Trust, a Massachusetts business trust (the “Trust”), in accordance with Section 5.11 of the Trust’s Declaration of Trust, dated March 20, 2014 (the “Declaration of Trust”).

WHEREAS, the number of shares of beneficial interest of the Trust (“Shares”) authorized pursuant to the Declaration of Trust is unlimited;

WHEREAS, the Trustees have previously designated an initial series of the Trust as Worthington Value Line Equity Advantage Fund (the “Fund”), all of the shares of which have been allocated to a single class (the “Initial Class”); and

WHEREAS, the Trustees now desire to establish and designate an additional class of Shares of the Fund.

NOW, THEREFORE, BE IT RESOLVED, that the Initial Class of Shares of the Fund be designated “Investor Class” Shares;

FURTHER RESOLVED, that an additional class of Shares hereby be established, pursuant to the Declaration of Trust, and designated as “Institutional Class” Shares; and

FURTHER RESOLVED, that each such class shall have the rights, preferences and entitlements specified in the Declaration of Trust and in the Trust’s registration statement with respect to the Fund on Form N-1A under the Securities Act of 1933 and/or the Investment Company Act of 1940, as amended and as in effect at the time of issuing such Shares.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the undersigned being all the Trustees of the Trust have executed this instrument as of the date first written above.

/s/ Joyce E. Heinzerling	/s/ Francis C. Oakley

Joyce E. Heinzerling,	Francis C. Oakley,

as Trustee and not individually	as Trustee and not individually

/s/ David H. Porter	/s/ Paul Craig Roberts

David H. Porter,	Paul Craig Roberts,

as Trustee and not individually	as Trustee and not individually

/s/ Nancy-Beth Sheerr	/s/ Michael Kuritzkes

Nancy-Beth Sheerr,	Michael Kuritzkes,

as Trustee and not individually	as Trustee and not individually

/s/ Mitchell E. Appel	/s/ James E. Hillman

Mitchell E. Appel,	James E. Hillman

as Trustee and not individually	as Trustee and not individually

The address of each Trustee is:

c/o EULAV Asset Management
7 Times Square, 21st Floor,
New York, New York
10036

The Declaration of Trust establishing Value Line Funds Investment Trust, dated the 20th day of March, 2014, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust but the Trust Property only shall be liable.